Exhibit 107.1

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Better Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	$0.1905	$10,000,000	0.0001102	$1,102
Fees Previously Paid	Equity	Warrants to purchase Common Stock	Other	—	—	—	—	—
Fees Previously Paid	Equity	Pre-Funded Warrants(3)(4)(5)	Other	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share, underlying common warrants(6)(7)	457(o)	—	—	$10,000,000	0.0001476	$1,476
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share, underlying pre-funded warrants(7)	Other	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$		$2,578
	Total Fees Previously Paid							$2,578
	Total Fee Offsets							—
	Net Fee Due							$0

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)

Each unit to be sold in this offering will consist of one share of common stock (or one pre-funded warrant to purchase one share of common stock in lieu thereof) and one warrant to purchase one share of common stock. In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants or pre-funded warrants registered hereby.

(3)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering, and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.

(4)

The registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which the common stock is being sold to the public in this offering, minus the pre-funded portion of the exercise price.

(5)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	Based on an assumed per share exercise price for the warrants to purchase common stock of 100% of the public offering price per unit in this offering.
(7)

In addition to the common stock set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of common stock as may become issuable upon exercise of the common warrants and pre-funded warrants.